[GRAPHIC OMITTED][GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

                AUDIOVOX CORPORATION EXECUTIVES ADOPT 10B-5 PLAN

HAUPPAUGE, NY, AUGUST 21, 2006 - Audiovox Corporation (NASDAQ: VOXX) today announced that certain Officers, Directors and executives of the Company have each entered into written selling programs in accordance with the guidelines specified by the SEC's Rule 10b-5, under the Securities and Exchange Act of 1934.

In total, there are 1,015,926 options that may be exercised, of which, John Shalam, Chairman of Audiovox holds approximately 34.5%, Patrick Lavelle, President and CEO, 16.7% and Michael Stoehr, SVP and CFO, 3.4%. Philip Christopher, formerly President and CEO of the Company's wireless subsidiary and currently a Board Member of Audiovox holds approximately 32.1% and collectively, these four Directors hold over 86% of the options in question.

Pursuant to the selling programs, each individual intends to exercise certain of his or her Audiovox options, which were granted as part of the Audiovox Stock Option and Compensations Plans and which are due to expire at different periods over the next two years.

These plans were entered into in order to facilitate the orderly sale of common stock for diversification and tax-planning purposes before expiration. The plans may be entered into only when the director or officer is not in possession of material, non-public information. Furthermore, all executive transactions under this Rule will be publicly disclosed on Form 4 filed with the Securities and Exchange Commission.

About Audiovox
Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe Harbor Language
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended November 30, 2005 and its Form 10-Q for the fiscal first quarter ended May 31, 2006.

Company Contacts
Glenn Wiener
GW Communications for Audiovox
Tel: 212-786-6011 or Email: gwiener@GWCco.com